Exhibit 10.1

January 24, 2011

Greg Hawkins, Jeff Fulmer & Ryan Hawkins

Eagle Technologies USA

595 Apollo Street

Brea, CA 92821

Re:      Letter of Intent

Dear Gentlemen:

The following represents a summary of the terms of our proposal regarding an acquisition by Visualant, Inc. (“Visualant” or “Company”) or its wholly-owned subsidiary, TransTech Systems, Inc., of one hundred percent (100%) of the stock (on a fully-diluted basis) of Eagle Technologies USA (“ET”), a California corporation.  This Letter of Intent ("Letter of Intent") sets forth the agreement of the parties to proceed promptly and in good faith to complete the terms of, and to execute, deliver and perform a Stock Purchase Agreement (the “Definitive Agreement”).

This Letter of Intent shall expire on March 31, 2011 or until the parties enter into the Definitive Agreement, whichever occurs first, with an outside anticipated closing date of the transaction no later than thirty (30) days from the date the Definitive Agreement is executed by all parties or such other date for closing as is set forth in said Agreement.  Upon written request to ET, Visualant shall be entitled to a 30-day extension of the expiration date of this Letter of Intent should any extension be necessary due to delays in completing the due diligence review pursuant to Section 5 below or in satisfying any of the conditions precedent in Section 4.

The transaction will be structured as follows:

1.         Acquisition of Stock.  Visualant or its wholly-owned subsidiary, TransTech Systems, Inc. will acquire from ET and/or its shareholders (collectively, the “Seller”) one hundred percent (100%), on a fully-diluted basis, of all of the issued and outstanding shares of all classes of stock (the “Shares”) of ET (the “Acquisition”).

2.         Consideration.  As consideration for the Shares, Visualant will pay Seller a total of One Million U.S. Dollars ($1,000,000), which shall be payable in a combination of promissory notes and common stock as follows:

500 Union Street        Suite 406        Seattle, WA 98101

Letter of Intent

(a)         One Million Two Hundred Thousand (1,200,000) SEC Rule 144 restricted shares of Visualant common stock.

(b)         A promissory note in the amount of Five Hundred Thousand Dollars ($500,000) payable as follows:

1)

The sum of One Hundred and Fifty Thousand Dollars ($150,000) will be paid in cash to Seller on the earlier of the one-year anniversary of the closing date of the Acquisition or upon the closing of more than Two Million Five Hundred Thousand in financing.

2)

The sum of One Hundred and Fifty Thousand Dollars ($150,000) will be paid in cash to Seller on the earlier of the two-year anniversary of the closing date of the Acquisition or upon the closing of more than Five Million in aggregate financing since closing.

3)

The sum of Two Hundred Thousand Dollars ($200,000) on the earlier of the third anniversary of closing date of the Acquisition or upon the closing of more than Seven Million Five Hundred Thousand in aggregate financing since closing.

4)	The promissory note shall have a security interest on all stock and assets of ET until paid in full.

(c)         The foregoing consideration shall be structured in the definitive agreement in such as way as to provide such favorable tax consequences for ET and its shareholder may desire or deem necessary.

3.          Management of ET Post-Acquisition.

(a)         ET will be operated as a separate division or wholly-owned subsidiary of TransTech, with separate profit and loss responsibilities.  Designated management will have employment contracts with base compensation, bonus and benefits commensurate with their positions.  In no event will their compensation be less than that received during the previous year pre-closing.

(b)         ET management and employees will participate in the Visualant employees’ stock option plan under terms and conditions to be established by management and the Board of Directors of Visualant.  Designated senior managers of ET shall have employment contracts with the company which shall be executed at closing.

(c)         Visualant shall provide Two Hundred and Fifty Thousand Dollars ($250,000) in cash or cash equivalents post closing as operating capital for ET.

Letter of Intent

(c)         Additional consideration will be provided posting closing to the ownership and senior management in ET in form of the creation of a bonus pool.  The bonus pool will be comprised of One Million (1,000,000) shares of Visualant common stock which shall be escrowed at closing and released to ET ownership and management if they generate Four Million Dollars in cash flow positive gross revenues within two years of closing of this transaction which shares shall be distributed in a manner to be agreed upon at the sole discretion of the ownership and senior management of ET.

4.         Conditions Precedent.  As conditions precedent to the closing of the Acquisition, the following events must first have occurred or be satisfied:

(a)         Consent of Directors and Shareholders.  The Board of Directors and the shareholders of Visualant and ET shall have approved and agreed to the acquisition of the Shares of ET by Visualant.

(b)         Third-Party Consents.  To the extent required under the terms of any existing contracts, all third-party approvals and consents shall have been obtained to the sale of the Shares and the sale of a controlling interest in ET to Visualant.

(c)         Due Diligence Review.  Visualant and its legal counsel shall have completed, to their satisfaction in their sole discretion, their due diligence review of ET and all of its properties and assets.

5.         Due Diligence.  ET and its shareholders agree to honor all reasonable requests of Visualant, its legal counsel, accountants and other agents, for information, materials and documents that relate to ET, its properties and assets.  Visualant and its agents and representatives agree to preserve the confidentiality of all information, materials and documents provided to them.  In that regard, ET and its shareholders agree that Visualant shall have full and complete access to the books, records, financial statements and other documents (including without limitation, articles of incorporation, bylaws, minutes, stock transfer books, material contracts, and tax returns) of ET as Visualant, its legal counsel and accountants, may deem reasonable or necessary to conduct an adequate due diligence investigation and review.

6.         Good Faith Representation.  This Letter of Intent is intended to set forth the basic terms and conditions of the parties with respect to the matters discussed.  The parties agree that hereafter they shall promptly take all steps necessary to have their respective legal counsel prepare the final documentation necessary to effectuate their agreements.  To the extent that any material issue is not resolved herein, the parties agree to promptly and in good faith resolve the same.  Notwithstanding the lack of final documentation at this time, the parties agree to proceed at all possible speed to satisfy any conditions precedent to the completion of the intended Acquisition to all extents possible.

7.         Confidentiality.  The parties understand that it is possible certain of the conditions precedent may fail and that the intended transaction may not be completed, notwithstanding each party’s good faith best efforts.  Therefore, the parties agree that any information obtained from any other party pursuant to the negotiations leading to this Letter of Intent or hereafter until closing shall be deemed by each to be confidential trade and business secrets of each, and each party hereby warrants that it shall not disclose the same to any other person without the express prior written consent of the party from whom the information was obtained.

Letter of Intent

8.         Definitive Agreements.  The parties intend that a Stock Purchase Agreement and any other necessary ancillary agreements (collectively, the “Definitive Agreements”), which will contain customary covenants, conditions, representations and warranties made as of the date of execution and as of the date of closing of the Acquisition, will be completed and executed by the parties at or prior to the time of closing.

9.         Lock-Up.  The provisions of this Section 9 shall not be binding on ET until such time as the condition precedent set forth in Section 4(b) above has been satisfied or expressly waived by Visualant.  Upon satisfaction or waiver of the condition precedent set forth in Section 4(b), and in consideration of the effort and expense to be incurred by Visualant in connection with its due diligence review and the proposed Acquisition, ET, its directors, officers and shareholders, jointly and severally, agree that for the period commencing on the date such condition precedent has been satisfied or waived and ending on the later of: (a) January 10, 2010, or (b) the date this Letter of Intent expires, including any extension hereof (the “lock-up period”), each of you will not in any way seek, on your own behalf or on behalf of others, to approach or involve other individuals or entities in this Acquisition except in cooperation and concert with the undersigned.  Each of you further covenant and agree that during said lock-up period, you will not, either on your own behalf or on behalf of ET or the shareholders of ET:  (a) discuss, entertain, consider, solicit or initiate any proposal (including any prior offer or solicitation) that contemplates the sale of ET or any of its assets, including but not limited to its intellectual property; or (b) negotiate or execute any contract, agreement or undertaking with any third party or entity that contemplates or provides for, either directly or indirectly, the sale of ET, or its assets; or (c) take any action which would materially alter the nature or extent of its assets, or otherwise render impossible the consummation of the transactions contemplated by this Letter of Intent.

10.         Conduct of Business.  Until the closing of the Acquisition or the termination of this Letter of Intent, ET will conduct its business and operations in a manner consistent with past practices and will not engage in transactions outside the ordinary course of business.

11.         Expenses.  The Company shall be solely responsible for paying the ET fees up to $10,000 for legal counsel and accountants. ET and/or its shareholders will be responsible for any other expenses and any taxes due, if any, as a result of the stock sale contemplated herein.

12.         Binding Nature.  Upon your approval and acceptance hereof, this Letter of Intent shall constitute a binding agreement to enter into the aforesaid Definitive Agreements, subject, however, to the satisfaction of the conditions precedent set forth in Section 4 above.

If you accept and agree to this Letter of Intent, please sign and date a copy of this letter and return it to the undersigned at 500 Union Street, Suite 406, Seattle, WA 98101, facsimile number (206) 903 1352.

Letter of Intent

Sincerely yours,

Visualant, Inc.

/s/ Ron Erickson

Ron Erickson

Its:  Chairman

TransTech Systems, Inc.

/s/ Jim Gingo

Jim Gingo

Its:  President

Agreed to and accepted on January 24, 2011

Eagle Technologies USA

/s/ Gregory Hawkins

By: Gregory Hawkins

Title: Managing Director